Dear Fellow Manager:

You have recently received your copy of the 1996 proxy statement. We have several important issues on the ballot this year including a proposal to increase the authorized number of shares of Common Stock. Because this proposal requires the approval of a majority of the shares outstanding (not a majority of the votes actually cast), it is very important that we get as many employees as possible to vote.

Also on the ballot for approval is the 1996 Stock and Incentive Plan. Among other things, this plan provides for the issuance of long term performance shares and stock options. As you may be aware, long term performance awards were previously issued under the Senior Management Long Term Incentive Plan, which is now expiring, and the 1992 Stock Option Plan has insufficient shares available for stock option grants beyond 1996.

I hope you will take the time to vote your shares in support of these and the other proposals recommended by your Board of Directors.

Sincerely,




/s/ Ed Whitacre